Exhibit 99.1

NEWS RELEASE

November 18, 2020

Shawnee Mission, Kansas

Peter Brown Joins Seaboard Foods LLC as President and Chief Executive Officer to Succeed Current President

Seaboard Corporation (NYSE American symbol: SEB) announces that it has hired Peter Brown as its President and Chief Executive Officer (CEO) of its Pork Division, Seaboard Foods LLC, to succeed Seaboard Foods’ current President, Darwin “Duke” Sand, who has announced that he will be retiring, effective January 1, 2021.  Brown brings to Seaboard Foods more than 30 years of executive leadership experience from many different levels of procurement, manufacturing, commercial distribution, and customer support, within varying protein types in both the retail and foodservice marketplaces.

As CEO, Brown will work collaboratively to drive results and have direct responsibility for all of the company’s operations. His focus will include aligning Seaboard Foods’ strategy and strategic company priorities with leadership, customers, data and analytics, people and ultimately results.  Brown will also be an executive champion in driving Seaboard Foods’ culture, including inclusion and continuous improvement.

“Peter’s broad background in all facets of the protein industry means he has successfully solved some of our industries biggest challenges. We’re incredibly fortunate to tap into his experience and expertise in utilizing Lean manufacturing and management principles to collaboratively drive results,” said Seaboard Corporation President and Chief Executive Officer Bob Steer. “Peter has a proven track record of turning strategy into actions and leveraging the skills of existing talent to build high-performing teams.”

Prior to joining Seaboard Foods, Brown held various leadership positions in operations and sales during his career in the protein industry. He was most recently serving as Chief Operating Officer of Butterball, LLC and prior to that, was President and Chief Operating Officer at High Liner Foods, a global seafood company.

Peter holds a Bachelor of Science in food science from California Polytechnic State University in San Luis Obispo, California. In addition, he is a member of various industry boards and organizations supporting sustainability, regulatory and legislative initiatives.

About Seaboard Corporation

Seaboard Corporation is a diversified international agribusiness and transportation company, primarily engaged in domestic pork production and processing and cargo shipping.  Overseas, Seaboard is primarily engaged in commodity merchandising, flour and feed milling, produce farming, sugar production and electric power generation.

About Seaboard Foods

Seaboard Foods is a vertically integrated pork producer.  As part of a uniquely connected food system, Seaboard Foods relentlessly seeks a better way to produce wholesome Prairie Fresh® pork by purposely connecting every step between its farms and family tables around the world. Operating in five states and employing more than 5,000 people, Seaboard Foods' continued commitment to creating the most sought-after pork ensures the well-being of its animals, the environment, employees and the communities they call home. Headquartered in the Kansas City Metro, products sold domestically are marketed under the Prairie Fresh® pork brand and internationally under the Seaboard Farms brand.